Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF NEAPH ACQUISITIONCO, INC.

The undersigned does hereby certify on behalf of NEAPH Acquisitionco, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as follows:

DOES HEREBY CERTIFY:

FIRST: That the name of this Corporation is NEAPH Acquisitionco, Inc. and that this Corporation was originally incorporated pursuant to the General Corporation Law on May 11, 2018 under the name “NEAPH Acquisitionco, Inc.”

SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article Fourth of the Certificate be amended and restated in its entirety to read as follows:

“The total number of shares of stock which this corporation is authorized to issue is:

Ten Thousand (10,000) shares of Common Stock, par value $0.0001 per share.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

* * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Corporation’s Certificate of Incorporation to be signed by its Chief Executive Officer this 21st day of December, 2018.

By:	/s/ Christopher T. Miller
Christopher T. Miller
Chief Executive Officer

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